Exhibit 99.1

KIRBY CORPORATION	Contact: Sterling Adlakha
713-435-1101
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2015 THIRD QUARTER RESULTS

●	2015 third quarter earnings per share of $1.04 compared with $1.34 in the 2014 third quarter

●
2015 fourth quarter earnings per share guidance range of $0.93 to $1.03 compared with $1.19 earned in the 2014 fourth quarter, and full year 2015 earnings per share guidance range of $4.10 to $4.20 compared with $4.93 earned in 2014

●
892,000 shares repurchased in the 2015 third quarter for $63 million, an average price of $70.97.  An additional 292,000 shares repurchased in the 2015 fourth quarter through October 27 for $18.9 million, an average price of $64.62

●	Anne-Marie N. Ainsworth, former President and CEO of the general partner of Oiltanking Partners, L.P., elected to serve on the Board of Directors

Houston, Texas (October 28, 2015) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the third quarter ended September 30, 2015 of $56.8 million, or $1.04 per share, compared with $76.7 million, or $1.34 per share, for the 2014 third quarter. Consolidated revenues for the 2015 third quarter were $532.6 million compared with $680.7 million for the 2014 third quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Our results for the third quarter were largely in line with our expectations.  Demand across the majority of the products we carry in the inland marine transportation market remained stable with utilization in the 90% to 95% range.  Market pressure from inland tank barges shifting out of crude oil service led to continued modest pressure on contract renewal pricing.  Spot prices were generally around contract price levels throughout the quarter.  In the coastal marine transportation market, pricing for term contract renewals increased modestly.  Our results also reflected the anticipated earnings impact from heavy coastal equipment shipyard activity.”

Mr. Grzebinski continued, “In our land-based diesel engine services business, market conditions continue to be challenging due to the decline in the price of crude oil and, consequently, the low utilization levels of the oilfield service industry pressure pumping fleet.  In our marine diesel engine services and power generation markets, results reflect continuing soft activity in the Gulf of Mexico oilfield service market, but otherwise stable levels of demand.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2015 third quarter were $418.3 million compared with $448.7 million for the 2014 third quarter. Operating income for the 2015 third quarter was $93.7 million compared with $112.1 million for the 2014 third quarter.

Kirby’s inland marine transportation business maintained tank barge utilization in the 90% to 95% range.  Demand for inland barge transportation of petrochemicals, refined products and black oil products, excluding crude oil, was consistent with the second quarter.  Demand for barges moving crude oil and condensate during the quarter was lower both sequentially and year over year.  Operating conditions were challenging due to scheduled lock closures along the Gulf Intracoastal Waterway and high water conditions during the first part of the third quarter.  Delays related to lock outages contributed to a 40% increase in delay days relative to the prior year quarter and a decline in ton miles.  In addition to increased delay days, fuel prices, which were down 38% year-over-year, contributed to the year over year decline in revenue.

Demand in the coastal marine transportation market for the transportation of refined petroleum products, black oil, and petrochemicals was relatively stable, although demand for equipment for crude oil transportation declined sequentially and year over year.  Kirby’s coastal fleet utilization remained in the 90% to 95% range and operating conditions were seasonally normal during the third quarter. A continued heavy shipyard schedule impacted operating results.

The marine transportation segment’s 2015 third quarter operating margin was 22.4% compared with 25.0% for the third quarter of 2014 as a result of higher labor costs, including pension, lower inland marine transportation rates, increased shipyard activity and higher depreciation expense in the coastal business, and the impact of fuel price escalators on inland marine affreightment contracts.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2015 third quarter were $114.2 million compared with $232.0 million for the 2014 third quarter.  Operating income for the third quarter of 2015 was $5.6 million compared with operating income of $20.0 million for the 2014 third quarter.

The lower revenues and operating income as compared to the third quarter of 2014 were primarily a result of the decline in the manufacture and remanufacture of new pressure pumping units and a decline in demand for parts and services in the depressed land-based oilfield service market, as well as severance expense incurred during the quarter.

Also, during the 2015 third quarter, Kirby signed an asset purchase agreement to sell UE Compression LLC, a manufacturer and packager of custom compression systems.  The transaction is expected to close in the 2015 fourth quarter.  The sales price is approximately equal to the book value of net assets to be sold.

Demand in the marine diesel engine services market during the 2015 third quarter was down due to weakness in the Gulf of Mexico oilfield service market.  Partially offsetting this decline was steady demand in other parts of our marine diesel engine service markets, as well as in the power generation market, which benefitted from major generator set upgrades and parts sales for both domestic and international power generation customers.

The diesel engine services operating margin was 4.9% for the 2015 third quarter compared with 8.6% for the 2014 third quarter.

Treasury Stock Purchases
During the 2015 third quarter, Kirby purchased 892,000 shares of its common stock at an average price of $70.97 per share.  From October 1, 2015 through October 27, 2015, Kirby has purchased an additional 292,000 shares at an average price of $64.62 per share, bringing total year-to-date purchases through October 27 to 2,967,000 shares at an average price of $74.50 per share.  As of October 27, 2015, Kirby had approximately 1.8 million shares available under the existing repurchase authorization.

Cash Generation
Kirby continued to generate strong cash flow during the 2015 first nine months with EBITDA of $437.5 million compared with $484.6 million for the 2014 first nine months.  Operating cash flow was used in part to fund capital expenditures of $265.2 million for the 2015 first nine months, including $66.6 million for new inland tank barge and towboat construction, $75.2 million for progress payments on the construction of four new coastal articulated tank barge and tugboat units (“ATBs”), $3.4 million for progress payments on the construction of two 4900 horsepower coastal tugboats, $1.6 million for progress payments on the construction of a new coastal petrochemical barge and $118.4 million primarily for upgrades to existing inland and coastal fleets.  Additionally, Kirby spent $41.3 million to acquire six pressure barges in the first quarter and a total of $202.2 million on share repurchases in the first nine months of 2015.  Total debt as of September 30, 2015 was $810.4 million versus $716.7 million on December 31, 2014, and Kirby’s debt-to-capitalization ratio was 26.4%.

Outlook
Commenting on the 2015 fourth quarter and full year market outlook and guidance, Mr.  Grzebinski said, “Our earnings guidance range for the 2015 fourth quarter is $0.93 to $1.03 per share and we are revising our full year 2015 guidance range to $4.10 to $4.20 per share.  In our inland marine transportation market, our fourth quarter outlook reflects continued modest pricing pressure.  Utilization in Kirby’s inland fleet, however, is projected to remain in the 90% to 95% range.  In our coastal marine transportation market, although we’ve seen some industry spot availability related to the uncertainty around crude supplies, we expect supply and demand to remain consistent with the first nine months of the year and Kirby’s fleet utilization to remain above 90%.  Our guidance assumes normal fourth quarter operating conditions for both the inland and coastal marine transportation markets, including the winter cessation of most operations in Alaska.”

Mr. Grzebinski continued, “For our diesel engine services segment, we expect demand to remain weak in the land-based diesel engine services market and the offshore oil services portion of the marine diesel engine services market.  We expect demand to remain relatively stable for our marine and power generation markets.”

Kirby expects 2015 capital spending to be in the $320 to $330 million range, an increase of $5 million from earlier capital spending guidance. During the quarter, Kirby entered a shipyard contract to construct a 35,000 barrel coastal petrochemical tank barge which contributed to the increase in capital spending guidance.  The vessel will enter service under contract with an existing customer upon delivery, which is expected in early 2017.  The capital spending guidance range includes approximately $70 million for the construction of 38 inland tank barges and three inland towboats, all expected to be delivered in 2015.  The capital spending guidance range also includes approximately $100 million in progress payments on new coastal equipment, including two 185,000 barrel coastal ATBs, two 155,000 barrel coastal ATBs, two 4900 horsepower coastal tugboats and the new coastal petrochemical tank barge.  The balance of $150 to $160 million is primarily for capital upgrades and improvements to existing inland and coastal marine equipment and facilities, as well as diesel engine services facilities.

Election of New Director
On October 26, 2015, the Board of Directors of Kirby increased the size of the Board from nine to 10 members and elected Anne-Marie N. Ainsworth to serve as a director.  Ms. Ainsworth is the retired President and Chief Executive Officer of the general partner of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc. (“Oiltanking”), companies engaged in the terminaling, storage and transportation by pipeline of crude oil, refined petroleum products and liquefied petroleum gas.  Prior to joining Oiltanking, Ms. Ainsworth held various operational and leadership roles with Sunoco and Royal Dutch Shell.

Conference Call
A conference call is scheduled at 7:30 a.m.  central time tomorrow, Thursday, October 29, 2015, to discuss the 2015 third quarter performance as well as the outlook for the 2015 fourth quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Sterling Adlakha.  The confirmation number is 40935604.  An audio playback will be available at 1:00 p.m.  central time on Thursday, October 29, 2015, through 5:00 p.m. central time on Friday, November 27, 2015, by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  The passcode is 40935604#.  A live audio webcast of the conference call will be available to the public and a replay will be available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2014 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Financial Highlights in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Kirby also operates offshore dry-bulk barge and tugboat units engaged in the offshore transportation of dry-bulk cargoes in the United States coastal trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$418,343	$448,744	$1,263,301	$1,341,260
Diesel engine services	114,222	231,977	400,093	556,761
	532,565	680,721	1,663,394	1,898,021
Costs and expenses:
Costs of sales and operating expenses	333,115	457,177	1,061,641	1,243,866
Selling, general and administrative	48,759	49,331	148,968	154,994
Taxes, other than on income	5,482	3,701	15,405	12,905
Depreciation and amortization	49,759	42,433	142,350	124,876
Loss (gain) on disposition of assets	400	(47)	(1,246)	(625)
	437,515	552,595	1,367,118	1,536,016
Operating income	95,050	128,126	296,276	362,005
Other income (expense).	22	27	(221)	(86)
Interest expense	(4,449)	(5,225)	(14,458)	(16,312)
Earnings before taxes on income	90,623	122,928	281,597	345,607
Provision for taxes on income	(33,512)	(45,715)	(104,699)	(129,472)
Net earnings	57,111	77,213	176,898	216,135
Less: Net earnings attributable to noncontrolling interests	(268)	(496)	(902)	(2,180)

Net earnings attributable to Kirby	$56,843	$76,717	$175,996	$213,955

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.04	$1.34	$3.18	$3.75
Diluted	$1.04	$1.34	$3.17	$3.74
Common stock outstanding (in thousands):
Basic	54,386	56,725	55,085	56,658
Diluted	54,472	56,919	55,193	56,858

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$56,843	$76,717	$175,996	$213,955
Interest expense	4,449	5,225	14,458	16,312
Provision for taxes on income	33,512	45,715	104,699	129,472
Depreciation and amortization	49,759	42,433	142,350	124,876
	$144,563	$170,090	$437,503	$484,615

Capital expenditures	$75,050	$70,799	$265,202	$234,098
Acquisitions of businesses and marine equipment	$-	$6,500	$41,250	$6,500

	September 30,
	2015	2014
	(unaudited, $ in thousands)

Long-term debt, including current portion	$810,448	$649,350
Total equity	$2,253,678	$2,254,451
Debt to capitalization ratio	26.4%	22.4%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(unaudited, $ in thousands)

Marine transportation revenues	$418,343	$448,744	$1,263,301	$1,341,260

Costs and expenses:
Costs of sales and operating expenses	245,910	266,306	746,778	799,964
Selling, general and administrative	28,264	28,576	85,657	90,781
Taxes, other than on income	4,846	3,146	13,793	11,354
Depreciation and amortization	45,673	38,575	130,143	113,501
	324,693	336,603	976,371	1,015,600

Operating income	$93,650	$112,141	$286,930	$325,660

Operating margins	22.4%	25.0%	22.7%	24.3%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(unaudited, $ in thousands)

Diesel engine services revenues	$114,222	$231,977	$400,093	$556,761

Costs and expenses:
Costs of sales and operating expenses	87,205	190,871	314,863	443,902
Selling, general and administrative	17,692	17,680	55,027	55,724
Taxes, other than income	624	543	1,571	1,515
Depreciation and amortization	3,090	2,856	9,247	8,484
	108,611	211,950	380,708	509,625

Operating income	$5,611	$20,027	$19,385	$47,136

Operating margins	4.9%	8.6%	4.8%	8.5%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2015	2014	2015	2014
	(unaudited, $ in thousands)

General corporate expenses	$3,811	$4,089	$11,285	$11,416

Loss (gain) on disposition of assets	$400	$(47)	$(1,246)	$(625)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2015	2014	2015	2014
Inland Performance Measurements:
Ton Miles (in millions) (2)	3,099	3,414	9,458	9,762
Revenue/Ton Mile (cents/tm) (3)	8.9	8.5	8.8	8.9
Towboats operated (average) (4)	246	248	249	252
Delay Days (5)	1,431	1,020	5,885	6,034
Average cost per gallon of fuel consumed	$1.91	$3.10	$2.00	$3.14

Barges (active):
Inland tank barges			899	870
Coastal tank barges			69	70
Offshore dry-cargo barges			6	7
Barrel capacities (in millions):
Inland tank barges			17.9	17.3
Coastal tank barges			5.9	6.0

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)
Inland marine transportation revenues divided by ton miles.  Example:  Third quarter 2015 inland marine transportation revenues of $274,569,000 divided by 3,099,000,000 inland marine transportation ton miles = 8.9 cents.

(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.